Exhibit 99.1

Sonus Pharmaceuticals Reports Second Quarter 2003 Financial Results

BOTHELL, Washington – July 10, 2003 – Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS) today reported financial results for the second quarter ended June 30, 2003.

For the second quarter of 2003, Sonus reported a net loss of $3.1 million, or $0.22 per share, compared with a net loss of $3.5 million, or $0.26 per share, in the second quarter of 2002. For the first six months of 2003, the Company reported a net loss of $5.4 million, or $0.39 per share, compared with a net loss of $6.0 million in the comparable period of 2002. The second quarter and year to date financial results reflect the continued investment in the Phase 2 clinical program for Sonus’ lead cancer product, TOCOSOL™ Paclitaxel, and new product development activities.

Cash and marketable securities totaled $11.3 million at June 30, 2003. The Company anticipates that its net cash burn will increase in the second half of 2003 to an average of $1.2 million per month to implement the late-stage clinical studies supporting the regulatory approval strategy for TOCOSOL Paclitaxel.

About Sonus Pharmaceuticals

Sonus is developing a number of potential product candidates for the treatment of cancer and other serious diseases utilizing its proprietary TOCOSOL drug delivery technology. The development of therapeutic drugs with the TOCOSOL technology may result in products that can be delivered more safely and effectively. The Company’s news releases and other information are available on the Sonus web site at www.sonuspharma.com.

Contact: Richard J. Klein, Chief Financial Officer, Sonus Pharmaceuticals, (425) 487-9500.

Quarterly Conference Call Information

Sonus will hold its quarterly conference call today at 1:30 P.M. PDT (4:30 P.M. EDT) to discuss the second quarter financial results and to review progress on key objectives, including an update on the Phase 2 clinical results for TOCOSOL Paclitaxel. The TOCOSOL Paclitaxel Phase 2 results are available in a separate press release issued today.

The live webcast of the conference call will be available at www.sonuspharma.com/events.html, and an archive of the webcast can be accessed through the same link. A telephone replay will also be available for 24 hours following the live broadcast at 800-642-1687, pass code 1394630.

Forward-looking Statements

Certain statements made in this press release are forward-looking such as those, among others, relating to the development of drug delivery products and potential applications for these products, and the Company’s anticipated cash burn rate. As discussed in the Sonus Pharmaceuticals Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2003, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that clinical studies with TOCOSOL Paclitaxel will not be successful or demonstrate increased efficacy; risks of successful development of additional drug delivery products; variability of quarterly operating results, primarily due to timing and costs of clinical trials; risks that the Company will not receive any future collaborative partner payments or other external financing on acceptable terms or at all.

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Sonus Pharmaceuticals Reports Second Quarter 2003 Financial Results
July 10, 2003

Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue	$—	$—	$25	$25
Operating expenses:
Research and development	2,314	2,833	3,946	4,514
General and administrative	802	861	1,529	1,726

Total operating expenses	3,116	3,694	5,475	6,240

Operating income (loss)	(3,116)	(3,694)	(5,450)	(6,215)
Interest income, net	30	150	90	258

Income (loss) before taxes	(3,086)	(3,544)	(5,360)	(5,957)
Taxes	—	—	—	—

Net income (loss)	$(3,086)	$(3,544)	$(5,360)	$(5,957)

Net income (loss) per share:
Basic	$(0.22)	$(0.26)	$(0.39)	$(0.44)
Diluted	$(0.22)	$(0.26)	$(0.39)	$(0.44)
Shares used in calculation:
Basic	13,741	13,649	13,719	13,457
Diluted	13,741	13,649	13,719	13,457

Condensed Balance Sheets
(in thousands)

	June 30,	December 31,
	2003	2002

	(unaudited)
Assets:
Cash and marketable securities	$11,271	$16,334
Other current assets	222	290
Property and equipment, net	1,487	1,310

Total assets	$12,980	$17,934

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$2,231	$1,801
Lease obligations	343	409
Stockholders’ equity	10,406	15,724

Total liabilities and stockholders’ equity	$12,980	$17,934